Exhibit 99.1

[Citigate Sard Verbinnen Logo]

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Brandy Bergman/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080

VECTOR GROUP ANNOUNCES RESTRUCTURING AT LIGGETT VECTOR BRANDS
TO IMPROVE OPERATING EFFICIENCIES

     Miami, FL, October 6, 2004 – Vector Group Ltd. (NYSE: VGR) announced today that it is restructuring the operations of Liggett Vector Brands Inc., the Company’s sales, marketing and distribution agent for its Liggett Group Inc. and Vector Tobacco Inc. subsidiaries. Liggett Vector Brands is realigning its sales force and adjusting its business model to more efficiently serve its chain and independent accounts nationwide. In connection with the restructuring, the Company is eliminating approximately 330 full time positions and 135 part time positions, effective December 15, 2004.

     “We are confident that the actions that are being announced today will enable Liggett Vector Brands to enhance its profitability while continuing to provide its customer base with the high quality service long associated with the Liggett Vector companies. Further, these actions should allow us to provide our customers long-term pricing stability in an otherwise volatile marketplace and best position the company to continue to grow our core discount and strategic partner brands,” said Ronald J. Bernstein, President and Chief Executive Officer of Liggett Vector Brands. “We are working closely with those affected employees to make this transition as smooth as possible for them and the company.”

     As a result of these actions, Vector Group currently expects to realize annual cost savings of approximately $30 million beginning in 2005. Vector Group will take pre-tax restructuring charges currently estimated to total approximately $14 million primarily during the third and fourth quarters of 2004. These charges are currently estimated to include approximately $6.3 million relating to severance and benefit costs and approximately $7.7 million for contract termination and other associated costs. Approximately $2.5 million of these charges represent non-cash items.

     Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc., Liggett Vector Brands Inc. and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company’s website, www.VectorGroupLtd.com.

     This press release contains certain forward-looking statements within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the Company’s substantial amount of indebtedness, the timing of the Company’s tax obligations in connection with the Philip Morris brand transaction, intense price competition and declining unit volume in the domestic tobacco industry, the Company’s dependence on the discount cigarette segment, significant smoking-related litigation, the adverse impact of increases in excise and similar taxes on sales of cigarettes, the challenges inherent in new product development initiatives, potential disputes concerning the Company’s intellectual property, market acceptance of the Company’s new products, allegations by federal or state regulators, public health organizations and other tobacco manufacturers that the Company’s low nicotine and nicotine-free cigarette products and any reduced risk cigarette products that may be developed by the Company are unlawful or bear deceptive or unsubstantiated product claims, competition from companies with greater resources than the Company, the Company’s dependence on key employees, the actual amount of any restructuring and impairment charges or cost savings associated with restructurings of the Company’s tobacco operations, and any negative impact of such restructurings on the Company’s business and its ability to achieve any increases in profitability estimated to occur as a result of these restructurings. See additional discussion under “Risk Factors” in Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

# # #